Exhibit 99.1

 Nanosphere Announces Fourth Quarter and Full Year 2014 Results, 2015 Guidance and Next Generation Verigene Progress
Corporate Highlights and Guidance:

•	Record fourth quarter and fiscal year revenues of $4.6 million, and $14.3 million, respectively

•	47 new customer placements in the fourth quarter

•	Revenue guidance for 2015 set at $18 million to $20 million

•	Next Generation Platform progress advanced in the fourth quarter

NORTHBROOK, IL - February 11, 2015 - Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial results for the fourth quarter and fiscal year ended December 31, 2014, and provided guidance for 2015.
As the Company previously announced, Nanosphere achieved record revenues for the fourth quarter and full year of 2014. Revenues for the fourth quarter and full year 2014 were $4.6 million and $14.3 million, respectively, compared to $3.4 million and $10.0 million in the fourth quarter and full year 2013. This 43% growth of year-over-year revenue growth was driven predominantly by U.S. based microbiology laboratories continued adoption of our blood culture BCGP and BCGN tests.
“As we noted in our preliminary release, we are pleased to report continued growth in our core infectious disease consumable business”, said Michael McGarrity, Nanosphere’s president and chief executive officer. “In addition, we believe there is significant leverage in our growing customer base which will enable us to achieve accelerated growth reflected in our 2015 guidance”.
For the fiscal year ending December 31, 2015, the Company currently expects to recognize between $18 million to $20 million in annual revenue.
Costs of sales increased to $8.5 million in 2014 from $6.4 million in 2013, driven by increased volume. Gross margins increased to 41% in 2014 from 36% in 2013. Sales, general and administrative expenses in 2014 increased to $21.8 million from $18.7 million as field sales and customer support teams were expanded. Research and development expenses increased to $21.7 million from $18.6 million in 2013 primarily due to additional clinical trials related to the FDA submission of the Enteric and RP flex assays.
Net loss for 2014 was $39.1 million, compared with $34.6 million in 2013. Net loss for the fourth quarter of 2014 was $9.5 million compared with $8.8 million for the same period in 2013.

McGarrity continued, “We continue to evaluate strategic alternatives that will best allow us to advance our commercial and development initiatives to drive continued revenue growth and leadership position in the market. We are very excited about the progress made in the fourth quarter on our Next Generation Verigene system. This project will enhance our customer experience, advance our competitive position while utilizing our proven chemistry and we look forward to providing additional updates as we move through 2015”.

Cash at December 31, 2014 was $21.1 million in 2014 compared to $41.5 million for the same period in 2013. Cash used in operations of $34.9 million for the year ended December 31, 2014 was up $0.9 million as compared to $34.0 million at December 31, 2013 due to a slightly higher net operating loss.

Conference Call & Webcast
Wednesday, February 11, 2015 @ 5:00pm Eastern Time/2:00pm Pacific Time

Domestic:	888-510-1786
International:	719-325-2491
Passcode:	9393370
Webcast:	www.nanosphere.us
Replays – Available through February 25, 2015
Domestic:	877-870-5176
International:	858-384-5517
Passcode:	9393370
About Nanosphere, Inc.
Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Ann Wallin	Michael Rice
Interim Chief Financial Officer	Founding Partner
Nanosphere, Inc.	LifeSci Advisors
847-400-9181	646-597-6979
awallin@nanosphere.us	mrice@lifesciadvisors.com

Media:
Zachary Crowther,
Director of Marketing
Nanosphere, Inc.
847-400-9047 zcrowther@nanosphere.us

Nanosphere, Inc.
Statements of Operations and Comprehensive Loss
(dollars and shares in thousands except per share data)
(Unaudited)

	Years Ended December 31,
	2014	2013	2012
Revenue:
Product sales	$14,290	$10,002	$5,034
Grant and contract revenue	—	—	44
Total revenue	14,290	10,002	5,078
Costs and Expenses:
Cost of sales	8,496	6,418	3,541
Research and development	21,667	18,572	19,700
Sales, general and administrative	21,817	18,733	14,742
Total costs and expenses	51,980	43,723	37,983
Loss from operations	(37,690)	(33,721)	(32,905)
Other Income (Expense):
Foreign exchange gain (loss)	(2)	(5)	(8)
Interest expense	(1,386)	(943)	(13)
Interest income	8	22	54
Total other income (expense)	(1,380)	(926)	33
Net Loss and Comprehensive Loss	$(39,070)	$(34,647)	$(32,872)
Net loss per common share — basic and diluted	$(0.47)	$(0.56)	$(0.67)
Weighted average number of common shares outstanding — basic and diluted	83,851	62,134	49,193

Nanosphere, Inc.
Condensed Balance Sheets
(dollars in thousands)
(Unaudited)

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$21,053	$41,467
Accounts receivable - Net of allowance for doubtful accounts	4,292	2,821
Inventories	9,387	8,452
Other current assets	380	248
Total current assets	35,112	52,988
Property and equipment — net of accumulated depreciation	5,072	3,673
Intangible assets — net of accumulated amortization	2,080	2,406
Other assets	183	284
Total assets	$42,447	$59,351
Total liabilities	15,767	16,217
Total stockholders’ equity	26,680	43,134
Total liabilities and stockholders’ equity	$42,447	$59,351